Exhibit 10

                                   KADANT INC.

                         DIRECTORS RESTRICTED STOCK PLAN


1.       PURPOSE

         The purpose of this Directors Restricted Stock Plan is to further align the interest of the Directors of Kadant Inc. (the "Company") with its stockholders, by enabling the Directors to acquire and hold shares of the Company's common stock in lieu of receiving cash compensation for their service as Directors, subject to certain conditions contained in the Plan.

2.       DEFINITIONS

         (a) "Board" means the Board of Directors of the Company.

         (b) "Change in Control" means an event or occurrence set forth in any one or more of subsections (1) through (4) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

                        (1) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iii) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (3) of this Section (b); or

                        (2) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (i) who was a member of the Board on the date of the approval of this Plan or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

                        (3) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own,directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business

Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors; or

                        (4) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

         (c) "Committee" means a committee of at least two non-employee Directors designated by the Board to administer this Plan.

         (d) "Company" means Kadant Inc., a Delaware corporation.

         (e) "Director" means, for purposes of this Plan, members of the Company's Board of Directors who are not currently employed by the Company or an officer of the Company.

         (f) "Non-employee Directors" shall mean a director meeting the definition of "non-employee director" set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule.

         (g) "Plan" means this Directors Restricted Stock Plan.

         (h) "Plan Year" means the period from April 1 to the following March 31 for each year the Plan is in effect.

         (i) "Stock" means the common stock of the Company, par value $.01 per share.

 3.      DIRECTORS' FEES

         (a) The Directors' annual retainer fees and meeting fees (collectively, the "Fees") are set forth in Exhibit A, which may be amended by the Board not more than annually prior to the beginning of each Plan Year.

         (b) No later than April 1 of each Plan Year, each Director must elect to receive as compensation for such Plan Year (i) the Fees set forth in Exhibit A, or (ii) 2,500 shares of Stock. The election shall take effect on April 1 of each Plan Year. If a Director elects Stock compensation, the shares will be issued from shares held as treasury shares by the Company no later than April 30 of that Plan Year. Upon shareholder approval of the Plan, such shares may be registered with the Securities and Exchange Commission on a Form S-8.

         (c) All Stock acquired under the Plan shall be (i) held in compliance with the Company's insider trading policy and insider trading procedures, as in effect from time to time, applicable securities laws and other laws and (ii) reported, as applicable, pursuant to Section 16 of the Securities Act of 1933, as amended. The Company shall not make any guarantees or representations whatsoever as to the price or fair market value of any shares so acquired nor as to the future performance of the Company.

         (d) The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan (i) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with,
(ii) if the outstanding Common Stock is at the time listed on any stock exchange, until the shares have been listed or authorized to be listed on such exchange upon official notice of issuance, or, in the opinion of the Company



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

counsel, the shares are exempt from the listing requirements, and (iii) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. The Company shall require that the certificates evidencing shares of Stock issued under the Plan bear an appropriate legend restricting transfer.

         (e) In the event a Director resigns or is not re-nominated or re-elected as a Director upon the occurrence of, or within one year following, a Change in Control, he will be entitled to receive the number of shares he would have received had he remained a director through the end of the Plan term. For purposes of this Section 3(e), it will be assumed that the affected Director would have elected to be compensated in stock.

         (f) The amount payable to a Director under Section 3(e) will not be reduced irrespective of whether any or all of such payments would constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code. In addition, the Company agrees to reimburse an affected Director, through a "gross-up" payment, for any excise tax imposed on the Director by the Internal Revenue Code based on a determination that any portion of the payments provided by the Company to the Director pursuant to Section 3(e) above constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code.

         (g) In the event of any reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares or any other change in corporate structure which in the judgment of the Board materially affects the value of shares, the number of shares issued to a Director as set forth in Section 3(b) above (2,500 shares) may be adjusted by the Board. The number of shares issued shall be adjusted automatically for stock dividends or stock splits without any further action required by the Board.

4.       RESTRICTIONS ON TRANSFER

         (a) For so long as the Director is a member of the Board during the term of the Plan, he or she agrees not to sell, transfer, pledge or assign any of the shares of Stock acquired under this Plan except (i) that number of shares of Stock approximately equal to the federal and state income taxes payable by the Director as a consequence of the issuance of the shares (it being assumed for this purpose that the Director is in the highest marginal tax bracket for federal income tax) or (ii) as the Committee may permit in its discretion, because of a financial hardship incurred by the Director, or for such other reason the Committee determines.

         (b) The restrictions set forth in Section 4(a) above shall lapse and be of no further force and effect in the event the Director shall cease to be a member of the Board during the term of the Plan or upon the death of the Director.

         (c) Each Director shall be responsible for compliance with the requirements for any federal, state or local laws or regulations in connection with the sale, transfer, pledge or assignment of shares of Stock acquired under this Plan. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove any restriction from shares previously delivered under the Plan (i) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, and
(ii) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to the sale or other transfer of the shares of Stock, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such act.

5.       ADMINISTRATION OF THE PLAN

         The Board shall delegate to the Committee the power and authority to administer the Plan. Except as otherwise provided herein and subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan and to make all other determinations necessary or advisable for the proper day to day administration of the Plan. The Committee shall not have the power or authority to materially increase any benefits offered under the



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

Plan; to materially increase the Company's financial commitments; or to prescribe, amend and rescind rules and regulations relating to the Plan. Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final, binding and conclusive on all parties and any person claiming under or through any party. No Director shall be liable for any action or determination made in good faith.

6.       MISCELLANEOUS

         (a) The Plan shall become effective on April 1, 2002 (the "Effective Date") and shall terminate on March 31, 2007.

         (b) No benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Directors entitled to benefits under the Plan, and any attempt to anticipate, sell, transfer, assign, pledge, encumber, or charge the same shall be void. Neither the adoption of the Plan nor the issuance of shares of Stock will confer upon any person any right to continue as a Director of the Company or to be nominated for election as a Director at the Company's Annual Meeting of Shareholders. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in shares of Stock issued or to be issued under the Plan will not constitute an element of damages in the event of the termination of service on the Board.

         (c) The titles and headings of the Sections of the Plan are for convenience of reference only, and in the case of any conflicts, the text of the Plan, rather than the titles or headings, shall control.

         (d) The provisions of the Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.



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

                                   KADANT INC.
                         DIRECTORS RESTRICTED STOCK PLAN


                                   SCHEDULE A



Type of Fee                                                         Director's Fee
-----------                                                         --------------

Annual (payable in quarterly installments)                            $10,000.00

Attendance at Regular Meeting                                         $ 1,000.00

Attendance (by phone) at Special Meeting                              $   500.00

Attendance at Committee Meeting                                       $   500.00

Attendance at Committee Meeting by Committee
  Chairman (in addition to Committee Meeting Fee)                     $   500.00



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